Exhibit 99.3
RISK FACTORS
References in this exhibit to “we,” “our,” “us” and like terms refer to Rentech, Inc. and its consolidated subsidiaries, unless the context otherwise requires.
Risks Related to Our Nitrogen Fertilizer Business
Our nitrogen fertilizer operations may become unprofitable and may require substantial working capital financing.
During each of the four fiscal years ended September 30, 2010, 2009, 2008 and 2007, our nitrogen fertilizer business generated positive income from operations and positive cash flow from operations. However, during the fiscal year ended September 30, 2006, we operated at a net loss despite the fact that we generated positive cash flow from operations. In prior fiscal years, we sustained losses and negative cash flow from operations. Our profits and cash flow are subject to changes in the prices for our products and our main input, natural gas, which are commodities, and, as such, the prices can be volatile in response to numerous factors outside of our control. Our profits depend on maintaining high rates of production of our products, and interruptions in operations at our nitrogen fertilizer facility in East Dubuque, Illinois, or the East Dubuque Facility, could materially adversely affect our profitability. If we are not able to operate the East Dubuque Facility at a profit or if we are not able to retain cash or access a sufficient amount of additional financing for working capital, our business, financial condition, cash flow and results of operations could be materially adversely affected, which could adversely affect the trading price of our common stock.
The nitrogen fertilizer business is, and nitrogen fertilizer prices are, seasonal, cyclical and highly volatile and have experienced substantial and sudden downturns in the past. Cycles in demand and pricing could potentially expose us to significant fluctuations in our operating and financial results and expose you to material reductions in the trading price of our common stock.
We are exposed to fluctuations in nitrogen fertilizer demand and prices in the agricultural industry. These fluctuations historically have had, and could in the future have, significant effects on prices across all nitrogen fertilizer products and, in turn, our financial condition, cash flow and results of operations, which could result in material reductions in the price of our common stock.
Nitrogen fertilizer products are commodities, the prices of which can be highly volatile. The price of nitrogen fertilizer products depends on a number of factors, including general economic conditions, cyclical trends in end-user markets, supply and demand imbalances, the prices of natural gas and other raw materials, and weather conditions, all of which have a greater relevance because of the seasonal nature of fertilizer application. If seasonal demand exceeds the projections on which we base production, our customers may acquire nitrogen fertilizer products from our competitors, and our profitability will be negatively impacted. If seasonal demand is less than we expect, we will be left with excess inventory that will have to be stored or liquidated, the costs of which could adversely affect our operating margins.

Demand for nitrogen fertilizer products is dependent on demand for crop nutrients by the global agricultural industry. Nitrogen fertilizer products are currently in high demand, driven by a growing world population, changes in dietary habits and an expanded production of corn. Supply is affected by available capacity and operating rates of nitrogen producers, raw material costs, government policies and global trade. A significant or prolonged decrease in nitrogen fertilizer prices would have a material adverse effect on our business and cash flow.
Any decline in United States agricultural production or crop prices or limitations on the use of nitrogen fertilizer for agricultural purposes could have a material adverse effect on the market for nitrogen fertilizer, and on our results of operations and financial condition.
Conditions in the United States agricultural industry significantly impact our operating results. This is particularly the case in the production of corn, which is a major driver of the demand for nitrogen fertilizer products in the United States. The United States agricultural industry in general, and the production and prices of corn in particular, can be affected by a number of factors, including weather patterns and soil conditions, current and projected grain inventories and prices, domestic and international supply of and demand for United States agricultural products and United States and foreign policies regarding trade in agricultural products. Prices for these agricultural products can decrease suddenly and significantly. For example, in June 2011, an unexpectedly large corn crop estimate resulted in an approximately 20% decrease in corn prices from their peak levels earlier in the month, the largest monthly decrease since October 2008.
A major factor underlying the current level of demand for corn and the use of nitrogen fertilizer products is the current production level of ethanol in the United States. Ethanol production in the United States is dependent upon a myriad of federal and state incentives. Such incentive programs may not be renewed, or if renewed, they may be renewed on terms significantly less favorable to ethanol producers than current incentive programs. Studies showing that expanded ethanol production may increase the level of greenhouse gases, or GHGs, in the environment, or other factors, may reduce political support for ethanol production. For example, on June 16, 2011, the United States Senate voted to eliminate the Volumetric Ethanol Excise Tax Credit, or VEETC, which provides for a 45 cents per gallon tax credit to blenders and refiners for gasoline that has been blended with ethanol. Furthermore, the current trend in ethanol production research is to develop an efficient method of producing ethanol from cellulose-based biomass. If the VEETC is eliminated or an efficient method of producing ethanol from cellulose-based biomass is developed, the demand for corn may decrease significantly. Any reduction in the demand for corn and, in turn, for nitrogen fertilizer products could have a material adverse effect on our results of operations and financial condition.
State and federal governmental regulations and policies, including farm and biofuel subsidies and commodity support programs, as well as the prices of fertilizer products, may also directly or indirectly influence the number of acres planted, the mix of crops planted and the use of fertilizers for particular agricultural applications. Developments in crop technology, such as nitrogen fixation, the conversion of atmospheric nitrogen into compounds that plants can assimilate, could also reduce the use of chemical fertilizers and adversely affect the demand for nitrogen fertilizer. In addition, from time to time various state legislatures have considered limitations on the use and application of chemical fertilizers due to concerns about the impact of these products on the environment. The adoption or enforcement of such regulations could adversely affect the demand for and prices of nitrogen fertilizers, which could adversely affect our results of operations and cash flows.
Nitrogen fertilizer products are global commodities. Any decrease in the price of nitrogen fertilizer products from foreign countries could harm us.
Fertilizers are global commodities, with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and availability of the product. In recent years, the price of nitrogen fertilizer in the United States has been substantially driven by pricing in the global fertilizer market and favorable prices for natural gas in the United States as compared to those in foreign countries. If foreign natural gas prices become lower than natural gas prices in the United States, competition from foreign businesses will likely increase and this could have a material adverse effect on our results of operations and financial condition.
We face intense competition from other nitrogen fertilizer producers.
We have a number of competitors in the nitrogen fertilizer business in the United States and in other countries, including state-owned and government-subsidized entities. Our principal competitors include domestic and foreign fertilizer producers, major grain companies and independent distributors and brokers, including Koch Industries, Inc., CF Industries Holdings, Inc., Agrium Inc., Gavilon, LLC, CHS Inc., Transammonia, Inc. and Helm Fertilizer Corp. Some competitors have greater total resources, or better name recognition, and are less dependent on earnings from fertilizer sales, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities. For example, certain of our competitors have announced that they currently have expansions planned or underway to increase production capacity of their nitrogen fertilizer products. Furthermore, there are a few dormant nitrogen production facilities located outside of the States of Illinois, Indiana and Iowa that are scheduled to resume operations in the near future. We may face additional competition due to the expansion of facilities that are currently operating and the reopening of currently dormant facilities. Our competitive position could suffer to the extent we are not able to adapt our nitrogen fertilizer product mix to meet the needs of our customers or expand our own resources either through investments in new or existing operations or through acquisitions, joint ventures or partnerships. An inability to compete successfully in the nitrogen fertilizer business could result in the loss of customers, which could adversely affect our sales and profitability. In addition, as a result of increased pricing pressures in the nitrogen fertilizer business caused by competition, we may in the future experience reductions in our profit margins on sales, or may be unable to pass future input price increases on to our customers, which would reduce our cash flows.

Our nitrogen fertilizer business is seasonal, which may result in our carrying significant amounts of inventory and seasonal variations in working capital. Our inability to predict future seasonal nitrogen fertilizer demand accurately may result in excess inventory or product shortages.
Our nitrogen fertilizer business is highly seasonal. Historically, most of the annual deliveries of our products have occurred during the quarters ending June 30 and December 31 of each year due to the condensed nature of the spring planting season and the fall harvest. Farmers in our market tend to apply nitrogen fertilizer during two short application periods, one in the spring and the other in the fall. Since interim period operating results reflect the seasonal nature of our nitrogen fertilizer business, they are not indicative of results expected for the full fiscal year. In addition, results for comparable quarters can vary significantly from one year to the next due primarily to weather-related shifts in planting schedules and purchase patterns of our customers. We expect to incur substantial expenditures for fixed costs throughout the year and substantial expenditures for inventory in advance of the spring planting season and fall harvest season. Seasonality also relates to the limited windows of opportunity that nitrogen fertilizer customers have to complete required tasks at each stage of crop cultivation. Should events such as adverse weather or production or transportation interruptions occur during these seasonal windows, we would face the possibility of reduced revenue without the opportunity to recover until the following season. In addition, an adverse weather pattern affecting our core market could have a material adverse effect on the demand for our nitrogen fertilizer products and our revenues, and we may not have sufficient geographic diversity in our customer base to mitigate such effects. Because of the seasonality of agriculture, we also expect to face the risk of significant inventory carrying costs should our customers’ activities be curtailed during their normal seasons. The seasonality can negatively impact accounts receivable collections and increase bad debts. In addition, variations in the proportion of product sold through forward sales and variances in the terms and timing of product prepayment contracts can affect working capital requirements and increase the seasonal and year-to-year volatility of our cash flow.
If seasonal demand for nitrogen fertilizer exceeds our projections, we will not have enough product and our customers may acquire products from our competitors, which would negatively impact our profitability. If seasonal demand is less than we expect, we will be left with excess inventory and higher working capital and liquidity requirements. The degree of seasonality of our business can change significantly from year to year due to conditions in the agricultural industry and other factors.
Any operational disruption at the East Dubuque Facility, as a result of equipment failure, an accident, adverse weather, a natural disaster or another interruption could result in a reduction of sales volumes and could cause us to incur substantial expenditures. A prolonged disruption could materially affect the cash flow we expect from the East Dubuque Facility.
The equipment at the East Dubuque Facility could fail and could be difficult to replace. The East Dubuque Facility may be subject to significant interruption if it were to experience a major accident or equipment failure or if it were damaged by severe weather or natural disaster. Significant shutdowns at the East Dubuque Facility could significantly reduce the amount of product available for sale, which could reduce or eliminate profits and cash flow from our operations. Repairs to the East Dubuque Facility in such circumstances could be expensive, and could be so extensive that the facility could not economically be placed back into service. It has become increasingly difficult to obtain replacement parts for equipment and the unavailability of replacement parts could impede our ability to make repairs to the East Dubuque Facility when needed. We currently maintain property insurance, including business interruption insurance, but we may not have sufficient coverage, or may be unable in the future to obtain sufficient coverage at reasonable costs. A prolonged disruption at the East Dubuque Facility could materially affect the cash flow we expect from the facility. In addition, operations at the East Dubuque Facility are subject to hazards inherent in chemical processing. Some of those hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. As a result, operational disruptions at the East Dubuque Facility could materially adversely impact our business, financial condition and results of operations.
The market for natural gas has been volatile. If prices for natural gas increase significantly, we may not be able to economically operate the East Dubuque Facility.
The operation of the East Dubuque Facility with natural gas as the primary feedstock exposes us to market risk due to increases in natural gas prices, particularly if the price of natural gas in the United States were to become higher than the price of natural gas outside the United States. During 2008, natural gas prices spiked to near-record high prices. This was due to various supply and demand factors, including the increasing overall demand for natural gas from industrial users, which is affected, in part, by the general conditions of the United States and global economies, and other factors. The profitability of operating the East Dubuque Facility is significantly dependent on the cost of natural gas, and the East Dubuque Facility has operated in the past, and may operate in the future, at a net loss. Since we expect to purchase a substantial portion of our natural gas for use in the East Dubuque Facility on the spot market we remain susceptible to fluctuations in the price of natural gas. We also expect to use short-term, fixed supply, fixed price forward purchase contracts to lock in pricing for a portion of our natural gas requirements. Our ability to enter into forward purchase contracts is dependent upon our creditworthiness and, in the event of a deterioration in our credit, counterparties could refuse to enter into forward purchase contracts on acceptable terms. If we are unable to enter into forward purchase contracts for the supply of natural gas, we would need to purchase natural gas on the spot market, which would impair our ability to hedge our exposure to risk from fluctuations in natural gas prices. Moreover, forward purchase contracts may not protect us from increases in natural gas prices. A hypothetical increase of $0.10 per MMBtu of natural gas would increase our cost to produce one ton of ammonia by approximately $3.50. Higher than anticipated costs for the catalyst and other materials used at the East Dubuque Facility could also adversely affect operating results. These increased costs could materially and adversely affect our results of operations and financial condition.
An increase in natural gas prices could impact our relative competitive position when compared to other foreign and domestic nitrogen fertilizer producers.

We rely on natural gas as our primary feedstock, and the cost of natural gas is a large component of the total production cost for our nitrogen fertilizer. The dramatic increase in nitrogen fertilizer prices in recent years was not the direct result of an increase in natural gas prices, but rather the result of increased demand for nitrogen-based fertilizers due to historically low stocks of global grains and a surge in the prices of corn and wheat, the primary crops in the Mid Corn Belt region, which is the largest market in the United States for direct application of nitrogen fertilizer products and includes the states of Illinois, Indiana, Iowa, Missouri, Nebraska and Ohio. This increase in demand for nitrogen fertilizers has created an environment in which nitrogen fertilizer prices have diverged from their traditional correlation with natural gas prices. An increase in natural gas prices would impact our operations by making us less competitive with competitors who do not use natural gas as their primary feedstock, and would therefore have a material adverse impact on the trading price of our common stock. In addition, if natural gas prices in the United States were to increase to a level where foreign nitrogen fertilizer producers were able improve their competitive position on a price-basis, this would negatively affect our competitive position in the Mid Corn Belt region and thus have a material adverse effect on our results of operations, financial condition and cash flows.
Due to our lack of asset diversification, adverse developments in the nitrogen fertilizer industry could adversely affect our results of operations.
We rely almost exclusively on the revenues generated from the East Dubuque Facility. An adverse development in the market for nitrogen fertilizer products in our region generally or at East Dubuque Facility in particular would have a significantly greater impact on our operations than it would on other companies that are more diversified geographically or that have a more diverse asset and product base. The largest publicly traded companies with which we compete sell a more diverse range of fertilizer products to broader markets.
Any interruption in the supply of natural gas to the East Dubuque Facility through Nicor Inc. could have a material adverse effect on our results of operations and financial condition.
Our nitrogen fertilizer operations depend on the availability of natural gas. We have an agreement with Nicor Inc. pursuant to which we access natural gas from the Northern Natural Gas Pipeline. Our access to satisfactory supplies of natural gas through Nicor Inc. could be disrupted due to a number of causes, including volume limitations under the agreement, pipeline malfunctions, service interruptions, mechanical failures or other reasons. The agreement extends for five consecutive periods of 12 months each, with the first period having commenced on November 1, 2010 and the last period ending October 31, 2015. For each period, Nicor Inc. may establish a bidding period during which we may match the best bid received by Nicor Inc. for the natural gas capacity provided under the agreement. We could be out-bid for any of the remaining periods under the agreement. In addition, upon expiration of the last period, we may be unable to renew the agreement on satisfactory terms, or at all. Any disruption in the supply of natural gas to the East Dubuque Facility could restrict our ability to continue to make our products. In the event we needed to obtain natural gas from another source, we would need to build a new connection from that source to the East Dubuque Facility and negotiate related easement rights, which would be costly, disruptive and/or unfeasible. As a result, any interruption in the supply of natural gas through Nicor Inc. could have a material adverse effect on our results of operations and financial condition.

The East Dubuque Facility faces operating hazards and interruptions, including unplanned maintenance or shutdowns. We could face potentially significant costs to the extent these hazards or interruptions cause a material decline in production and are not fully covered by our existing insurance coverage. Insurance companies that currently insure companies in our industry may cease to do so, may change the coverage provided or may substantially increase premiums in the future.
Our nitrogen fertilizer operations, located at a single location, are subject to significant operating hazards and interruptions. Any significant curtailing of production at the East Dubuque Facility or individual units within the East Dubuque Facility could result in materially lower levels of revenues and cash flow for the duration of any shutdown. Operations at the East Dubuque Facility could be curtailed or partially or completely shut down, temporarily or permanently, as the result of a number of circumstances, most of which are not within our control, such as:
•	unplanned maintenance or catastrophic events such as a major accident or fire, damage by severe weather, flooding or other natural disaster:

•	labor difficulties that result in a work stoppage or slowdown;

•	environmental proceedings or other litigation that compel the cessation of all or a portion of the operations at the East Dubuque Facility;

•	increasingly stringent environmental and emission regulations;

•	a disruption in the supply of natural gas or electricity to the East Dubuque Facility; and

•	a governmental ban or other limitation on the use of nitrogen fertilizer products, either generally or specifically those manufactured at the East Dubuque Facility.
The magnitude of the effect on us of any unplanned shutdown will depend on the length of the shutdown and the extent of the operations affected by the shutdown.
The East Dubuque Facility also requires a planned maintenance turnaround every two years, which generally lasts between 18 and 25 days. Upon completion of a facility turnaround, we may face delays and difficulties restarting production at the East Dubuque Facility. For example, in October 2009, the East Dubuque Facility underwent a 15-day maintenance turnaround and a subsequent 15-day unplanned shutdown due to equipment failures. The duration of our turnarounds or other shutdowns, and the impact they have on our operations, could materially adversely affect our cash flow in the quarter or quarters in which the turnarounds occur.

A major accident, fire, explosion, flood, severe weather event, terrorist attack or other event also could damage the East Dubuque Facility or the environment and the surrounding community or result in injuries or loss of life. Scheduled and unplanned maintenance could reduce our cash flow for the period of time that any portion of the East Dubuque Facility is not operating.
If we experience significant property damage, business interruption, environmental claims, fines, penalties or other liabilities, our business could be materially adversely affected to the extent the damages or claims exceed the amount of valid and collectible insurance available to us. We are currently insured under our casualty, environmental, property and business interruption insurance policies. The property and business interruption insurance policies currently in place for the East Dubuque Facility have a $300.0 million limit, with a $1.0 million deductible for physical damage and a 30 day waiting period before losses resulting from business interruptions are recoverable. The policies also contain exclusions and conditions that could have a materially adverse impact on our ability to receive indemnification thereunder, as well as customary sub-limits for particular types of losses. For example, the current property policy contains a specific sub-limit of $5.0 million for damage caused by covered flooding. We are fully exposed to all losses in excess of the applicable limits and sub-limits and for losses due to business interruptions of fewer than 30 days.
Market factors, including but not limited to catastrophic perils that impact the nitrogen fertilizer industry, significant changes in the investment returns of insurance companies, insurance company solvency trends and industry loss ratios and loss trends, can negatively impact the future cost and availability of insurance. There can be no assurance that we will be able to buy and maintain insurance with adequate limits, reasonable pricing terms and conditions or collect from insurance claims that we make.
There is no assurance that the transportation costs of our competitors will not decline. Any significant decline in our competitors’ transportation costs could have a material adverse effect on our results of operations and financial condition.
Many of our competitors in the nitrogen fertilizer business incur greater costs than we and our customers do in transporting their products over longer distances via rail, ships, barges and pipelines. There can be no assurance that our competitors’ transportation costs will not decline or that additional pipelines will not be built in the future, lowering the price at which our competitors can sell their products, which could have a material adverse effect on our results of operations and financial condition.
The results of operations of our nitrogen fertilizer business are highly dependent upon and fluctuate based upon business and economic conditions and governmental policies affecting the agricultural industry. These factors are outside of our control and may significantly affect our profitability.

The results of operations of our nitrogen fertilizer business are highly dependent upon business and economic conditions and governmental policies affecting the agricultural industry, which we cannot control. The agricultural products business can be affected by a number of factors. The most important of these factors, for United States markets, are:
•	weather patterns and field conditions (particularly during periods of traditionally high nitrogen fertilizer consumption);

•	quantities of nitrogen fertilizers imported to and exported from North America;

•	current and projected grain inventories and prices, which are heavily influenced by United States exports and world-wide grain markets; and

•	United States governmental policies, including farm and biofuel policies, which may directly or indirectly influence the number of acres planted, the level of grain inventories, the mix of crops planted or crop prices.
International market conditions, which are also outside of our control, may also significantly influence our operating results. The international market for nitrogen fertilizers is influenced by such factors as the relative value of the United States dollar and its impact upon the cost of importing nitrogen fertilizers, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets, changes in the hard currency demands of certain countries and other regulatory policies of foreign governments, as well as the laws and policies of the United States affecting foreign trade and investment.
Ammonia can be very volatile and extremely hazardous. Any liability for accidents involving ammonia that cause severe damage to property or injury to the environment and human health could have a material adverse effect on our results of operations and financial condition. In addition, the costs of transporting ammonia could increase significantly in the future.
We produce, process, store, handle, distribute and transport ammonia, which can be very volatile and extremely hazardous. Major accidents or releases involving ammonia could cause severe damage or injury to property, the environment and human health, as well as a possible disruption of supplies and markets. Such an event could result in civil lawsuits, fines, penalties and regulatory enforcement proceedings, all of which could lead to significant liabilities. Any damage to persons, equipment or property or other disruption of our ability to produce or distribute our products could result in a significant decrease in operating revenues and significant additional cost to replace or repair and insure our assets, which could have a material adverse effect on our results of operations and financial condition. We periodically experience minor releases of ammonia related to leaks from our equipment or error in operation and use of equipment at the East Dubuque Facility. Similar events may occur in the future.

In some cases, we transport ammonia by railcar. We may incur significant losses or costs relating to the transportation of our products on railcars. Due to the dangerous and potentially toxic nature of the cargo, in particular ammonia, on board railcars, a railcar accident may result in fires, explosions and pollution. These circumstances may result in sudden, severe damage or injury to property, the environment and human health. In the event of pollution, we may be held responsible even if we are not at fault and even if we complied with the laws and regulations in effect at the time of the accident. Litigation arising from accidents involving ammonia may result in our being named as a defendant in lawsuits asserting claims for large amounts of damages, which could have a material adverse effect on our results of operations and financial condition. Given the risks inherent in transporting ammonia, the costs of transporting ammonia could increase significantly in the future. A number of initiatives are underway in the railroad and chemical industries that may result in changes to railcar design in order to minimize railway accidents involving hazardous materials. If any such design changes are implemented, or if accidents involving hazardous freight increase the insurance and other costs of railcars, our transportation costs could increase significantly. In addition, we believe that railroads are taking other actions, such as requiring indemnification from their customers for liabilities relating to toxic inhalation hazard, or TIH, chemicals, to shift the risks they face from shipping TIH chemicals to their customers, which may make transportation of ammonia by rail more costly or less feasible.
We are subject to risks and uncertainties related to transportation and equipment that are beyond our control and that may have a material adverse effect on our results of operations and financial condition.
Although our customers generally pick up our nitrogen fertilizer products at the East Dubuque Facility, we occasionally rely on barge and railroad companies to ship products to our customers. The availability of these transportation services and related equipment is subject to various hazards, including extreme weather conditions, work stoppages, delays, spills, derailments and other accidents and other operating hazards. For example, barge transport can be impacted by lock closures on the Upper Mississippi River resulting from inclement weather or surface conditions, including fog, rain, snow, wind, ice, strong currents, floods, droughts and other unplanned natural phenomena, lock malfunction, tow conditions and other conditions. In addition, we believe that railroads are taking other actions, such as requiring indemnification from their customers for liabilities relating to TIH chemicals, to shift the risks they face from shipping TIH chemicals to their customers, which may make transportation of ammonia by rail more costly. These transportation services and equipment are also subject to environmental, safety and other regulatory oversight. Due to concerns related to terrorism or accidents, local, state and federal governments could implement new regulations affecting the transportation of our products. In addition, new regulations could be implemented affecting the equipment used to ship our products. Any delay in our ability to ship our nitrogen fertilizer products as a result of transportation companies’ failure to operate properly, the implementation of new and more stringent regulatory requirements affecting transportation operations or equipment, or significant increases in the cost of these services or equipment could have a material adverse effect on our results of operations and financial condition.

Our nitrogen fertilizer business is subject to extensive and frequently changing environmental laws and regulations. We expect that the cost of compliance with these laws and regulations will increase over time, and we could become subject to material environmental liabilities.
Our nitrogen fertilizer business is subject to extensive and frequently changing federal, state and local environmental, health and safety regulations governing the emission and release of hazardous substances into the environment, the treatment and discharge of waste water and the storage, handling, use and transportation of our nitrogen fertilizer products. These laws include the Clean Air Act, or the CAA, the federal Water Pollution Control Act, or the Clean Water Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, the Toxic Substances Control Act, and various other federal, state and local laws and regulations. Violations of these laws and regulations could result in substantial penalties, injunctive orders compelling installation of additional controls, civil and criminal sanctions, permit revocations or facility shutdowns. In addition, new environmental laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement of laws and regulations or other developments could require us to make additional expenditures. Many of these laws and regulations are becoming increasingly stringent, and we expect the cost of compliance with these requirements to increase over time. The ultimate impact on our business of complying with existing laws and regulations is not always clearly known or determinable due in part to the fact that our operations may change over time and certain implementing regulations for laws, such as the CAA, have not yet been finalized, are under governmental or judicial review or are being revised. These expenditures or costs for environmental compliance could have a material adverse effect on our results of operations and financial condition.
Our nitrogen fertilizer operations require numerous permits and authorizations. Failure to comply with these permits or environmental laws generally could result in substantial fines, penalties or other sanctions, court orders to install pollution-control equipment, permit revocations and facility shutdowns. We may experience delays in obtaining or be unable to obtain required permits, which may delay or interrupt our operations and limit our growth and revenue.
Our nitrogen fertilizer business also is subject to accidental spills, discharges or other releases of hazardous substances into the environment. Past or future spills related to the East Dubuque Facility or transportation of products or hazardous substances from the East Dubuque Facility may give rise to liability (including strict liability, or liability without fault, and potential cleanup responsibility) to governmental entities or private parties under federal, state or local environmental laws, as well as under common law. For example, we could be held strictly liable under CERCLA, for past or future spills without regard to fault or whether our actions were in compliance with the law at the time of the spills. Pursuant to CERCLA and similar state statutes, we could be held liable for contamination associated with the East Dubuque Facility, facilities we formerly owned or operated (if any) and facilities to which we transported or arranged for the transportation of wastes or byproducts containing hazardous substances for treatment, storage or disposal. The potential penalties and cleanup costs for past or future releases or spills, liability to third parties for damage to their property or exposure to hazardous substances, or the need to address newly discovered information or conditions that may require response actions could be significant and could have a material adverse effect on our results of operations and financial condition.

We may incur future costs relating to the off-site disposal of hazardous wastes. Companies that dispose of, or arrange for the transportation or disposal of, hazardous substances at off-site locations may be held jointly and severally liable for the costs of investigation and remediation of contamination at those off-site locations, regardless of fault. We could become involved in litigation or other proceedings involving off-site waste disposal and the damages or costs in any such proceedings could be material.
We may be unable to obtain or renew permits necessary for our nitrogen fertilizer operations, which could inhibit our ability to do business.
We hold numerous environmental and other governmental permits and approvals authorizing operations at the East Dubuque Facility. Expansion of our nitrogen fertilizer operations is also predicated upon securing the necessary environmental or other permits or approvals. A decision by a government agency to deny or delay issuing a new or renewed material permit or approval, or to revoke or substantially modify an existing permit or approval, could have a material adverse effect on our ability to continue operations and on our business, financial condition and results of operations.
Environmental laws and regulations on fertilizer end-use and application and numeric nutrient water quality criteria could have a material adverse impact on fertilizer demand in the future.
Future environmental laws and regulations on the end-use and application of fertilizers could cause changes in demand for our nitrogen fertilizer products. In addition, future environmental laws and regulations, or new interpretations of existing laws or regulations, could limit our ability to market and sell such products to end users. From time to time, various state legislatures have proposed bans or other limitations on fertilizer products. In addition, a number of states have adopted or proposed numeric nutrient water quality criteria that could result in decreased demand for our fertilizer products in those states. Similarly, a new final Environmental Protection Agency, or EPA, rule establishing numeric nutrient criteria for certain Florida water bodies may require farmers to implement best management practices, including the reduction of fertilizer use, to reduce the impact of fertilizer on water quality. Any such laws, regulations or interpretations could have a material adverse effect on our results of operations and financial condition.
Climate change laws and regulations could have a material adverse effect on our results of operations and financial condition.
Currently, various legislative and regulatory measures to address GHG emissions (including CO2, methane and nitrous oxides) are in various phases of discussion or implementation. At the federal legislative level, Congress has previously considered legislation requiring a mandatory reduction of GHG emissions. Although Congressional passage of such legislation does not appear likely at this time, it could be adopted at a future date. It is also possible that Congress may pass alternative climate change bills that do not mandate a nationwide cap-and-trade program and instead focus on promoting renewable energy and energy efficiency.

In the absence of congressional legislation curbing GHG emissions, the EPA is moving ahead administratively under its CAA authority. In October 2009, the EPA finalized a rule requiring certain large emitters of GHGs to inventory and report their GHG emissions to the EPA. In accordance with the rule, we monitor our GHG emissions from the East Dubuque Facility and will report the emissions to the EPA beginning in 2011. On December 7, 2009, the EPA finalized its “endangerment finding” that GHG emissions, including CO2, pose a threat to human health and welfare. The finding allows the EPA to regulate GHG emissions as air pollutants under the CAA. In May 2010, the EPA finalized the “Greenhouse Gas Tailoring Rule,” which establishes new GHG emissions thresholds that determine when stationary sources, such as the East Dubuque Facility, must obtain permits under the Prevention of Significant Deterioration, or PSD, and Title V programs of the CAA. The permitting requirements of the PSD program apply only to newly constructed or modified major sources. Obtaining a PSD permit requires a source to install the best available control technology, or BACT, for those regulated pollutants that are emitted in certain quantities. Phase I of the Greenhouse Gas Tailoring Rule, which became effective on January 2, 2011, requires projects already triggering PSD permitting that are also increasing GHG emissions by more than 75,000 tons per year to comply with BACT rules for their GHG emissions. Phase II of the Greenhouse Gas Tailoring Rule, which became effective on July 1, 2011, requires preconstruction permits using BACT for new projects that emit 100,000 tons of GHG emissions per year or existing facilities that make major modifications increasing GHG emissions by more than 75,000 tons per year. The ongoing ammonia capacity expansion project at the East Dubuque Facility did not trigger the need to install BACT because actual construction was commenced prior to July 1, 2011 and is not considered a major modification with respect to criteria pollutants. However, a future major modification to the East Dubuque Facility may require us to install BACT and potentially require us to obtain other CAA permits for our greenhouse gas emissions at such facility. The EPA’s endangerment finding, the Greenhouse Gas Tailoring Rule and certain other GHG emission rules have been challenged and will likely be subject to extensive litigation. In addition, a number of Congressional bills to overturn the endangerment finding and bar the EPA from regulating GHG emissions, or at least to defer such action by the EPA under the CAA, have been proposed, although President Obama has announced his intention to veto any such bills if passed.
In addition to federal regulations, a number of states have adopted regional GHG initiatives to reduce CO2 and other GHG emissions. In 2007, a group of Midwest states formed the Midwestern Greenhouse Gas Reduction Accord, which calls for the development of a cap-and-trade system to control GHG emissions and for the inventory of such emissions. However, the individual states that have signed on to the accord must adopt laws or regulations implementing the trading scheme before it becomes effective, and the timing and specific requirements of any such laws or regulations in Illinois are uncertain at this time.

The implementation of additional EPA regulations and/or the passage of federal or state climate change legislation will likely increase the costs we incur to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any GHG emissions program. Increased costs associated with compliance with any future legislation or regulation of GHG emissions, if it occurs, may have a material adverse effect on our results of operations and financial condition. In addition, climate change legislation and regulations may result in increased costs not only for our nitrogen fertilizer business but also for agricultural producers that utilize our fertilizer products, thereby potentially decreasing demand for our nitrogen fertilizer products. Decreased demand for our nitrogen fertilizer products may have a material adverse effect on our results of operations and financial condition.
Agrium is a distributor and customer of a significant portion of our nitrogen fertilizer products, and we have the right to store products at Agrium’s terminal in Niota, Illinois. Any loss of Agrium as our distributor or customer, loss of our storage rights or decline in sales of products through or to Agrium could materially adversely affect our results of operations and financial condition.
We use Agrium as a distributor of a significant portion of our nitrogen fertilizer products pursuant to a distribution agreement between Agrium and us. For the last three fiscal years, between 79% and 85% of our total product sales were made through Agrium. Under the distribution agreement, if we are unable to reach an agreement with Agrium for the purchase and sale of our products, Agrium is under no obligation to make such purchase and sale. Agrium sells products that compete with ours, and may be incentivized to prioritize the sale of its products over ours. In the event of any decline in sales of our nitrogen fertilizer products through Agrium as distributor, we may not be able to find buyers for our products.
The distribution agreement has a term that ends in April 2016, but automatically renews for subsequent one-year periods (unless either party delivers a termination notice to the other party at least three months prior to an automatic renewal). The distribution agreement may be terminated prior to its stated term for specified causes. Under the distribution agreement, Agrium bears the credit risk on products sold through Agrium pursuant to the agreement. Agrium also is largely responsible for marketing our nitrogen fertilizer products to customers and the associated expense. As a result, if our distribution agreement with Agrium terminates for any reason, Agrium would no longer bear the credit risk on the sale of any of our products and we would become responsible for all of the marketing costs for such products.
Under the distribution agreement, we have the right to store up to 15,000 tons of ammonia at Agrium’s terminal in Niota, Illinois, and we sell a portion of our ammonia at that terminal. Our right to store ammonia at the terminal expires on June 30, 2016, but automatically renews for successive one year periods, unless we deliver a termination notice to Agrium with respect to such storage rights at least three months prior to an automatic renewal. Our right to use the storage space immediately terminates if the distribution agreement terminates in accordance with its terms. Ammonia storage sites and terminals served by barge on the Mississippi River are controlled primarily by CF Industries, Inc., Koch Industries, Inc. and Agrium Inc., each of which is one of our competitors. If we lose the right to store ammonia at the Niota, Illinois terminal, we may not be able to find suitable replacement storage on acceptable terms, or at all, and we may be forced to reduce production. We also may lose sales to customers that purchase products at the terminal.

In addition to distributing our products, Agrium is also a significant customer of our nitrogen fertilizer products. For the six months ended March 31, 2011 and 2010, approximately 2% and 3%, respectively, of our total product sales were to Agrium as a direct customer (rather than a distributor), and approximately 17% and 8%, respectively, of our total product sales were to Crop Production Services, Inc., or CPS, a controlled affiliate of Agrium. For the fiscal years ended September 30, 2010 and 2009, approximately 7% and 0%, respectively, of our total product sales were to Agrium as a direct customer (rather than a distributor) and approximately 11% and 5%, respectively, of our total product sales were to CPS. Agrium or CPS could elect to reduce or cease purchasing our nitrogen fertilizer products for a number of reasons, especially if our relationship with Agrium as a distributor were to end. If our sales to Agrium as a direct customer or CPS decline, we may not be able to find other customers to purchase the excess supply of our products.
Sales of our nitrogen fertilizer products through or to Agrium could decline or the distribution agreement or our rights to storage could terminate as a result of a number of causes which are outside of our control. Any loss of Agrium as our distributor or customer, loss of our storage rights or decline in sales of products through Agrium could materially adversely affect our results of operations and financial condition.
New regulations concerning the transportation of hazardous chemicals, risks of terrorism and the security of chemical manufacturing facilities could result in higher operating costs.
The costs of complying with regulations relating to the transportation of hazardous chemicals and security associated with the East Dubuque Facility may have a material adverse effect on our results of operations and financial condition. Targets such as chemical manufacturing facilities may be at greater risk of future terrorist attacks than other targets in the United States. The chemical industry has responded to the issues that arose in response to the terrorist attacks on September 11, 2001 by starting new initiatives relating to the security of chemical industry facilities and the transportation of hazardous chemicals in the United States. Future terrorist attacks could lead to even stronger, more costly initiatives. Simultaneously, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of chemical facility locations and the transportation of hazardous chemicals. Our nitrogen fertilizer business could be materially adversely affected by the cost of complying with new regulations.
Due to our dependence on significant customers in our nitrogen fertilizer business, the loss of one or more of such significant customers could adversely affect our results of operations.
Our nitrogen fertilizer business depends on significant customers, and the loss of one or several of such significant customers may have a material adverse effect on our results of operations and financial condition. In the aggregate, our top five ammonia customers represented approximately 51% and 53%, respectively, of our ammonia sales, and our top five UAN customers represented approximately 62% and 84%, respectively, of our UAN sales, for the six months ended March 31, 2011 and 2010. In the aggregate, our top five ammonia customers represented approximately 52% and 49%, respectively, of our ammonia sales for the fiscal years ended September 30, 2010 and 2009, and our top five UAN customers represented approximately 60% of our UAN sales for each of these fiscal years. In addition, Twin State, Inc., or Twin State, accounted for 3% and 14%, respectively, of our total product sales for the six months ended March 31, 2011 and 2010, and approximately 10% and 11%, respectively, of our total product sales for the fiscal years ended September 30, 2010 and 2009. Growmark, Inc., or Growmark, accounted for approximately 10% and 6%, respectively, of our total product sales for the six months ended March 31, 2011 and 2010, and approximately 8% and 11%, respectively, of our total product sales for the fiscal years ended September 30, 2010 and 2009. For the six months ended March 31, 2011 and 2010, approximately 2% and 3%, respectively, of our total product sales were to Agrium as a direct customer (rather than a distributor), and approximately 17% and 8%, respectively, of our total product sales were to CPS, a controlled affiliate of Agrium. For the fiscal years ended September 30, 2010 and 2009, approximately 7% and 0%, respectively, of our total product sales were to Agrium as a direct customer (rather than a distributor) and approximately 11% and 5%, respectively, of our total product sales were to CPS. Given the nature of our nitrogen fertilizer business, and consistent with industry practice, we do not have long-term minimum purchase contracts with any of our customers. If our sales to any of our significant customers were to decline, we may not be able to find other customers to purchase the excess supply of our products. The loss of one or several of our significant customers of our nitrogen fertilizer products, or a significant reduction in purchase volume by any of them, could have a material adverse effect on our results of operations and financial condition.
We are subject to strict laws and regulations regarding employee and process safety, and failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial condition.
We are subject to a number of federal and state laws and regulations related to safety, including the federal Occupational Safety and Health Act, or OSHA, and comparable state statutes, the purpose of which are to protect the health and safety of workers. In addition, OSHA requires that we maintain information about hazardous materials used or produced in our nitrogen fertilizer operations and that we provide this information to employees, state and local governmental authorities, and local residents. Failure to comply with OSHA requirements and other related state regulations, including general industry standards, record keeping requirements and monitoring and control of occupational exposure to regulated substances, could have a material adverse effect on our results of operations and financial condition if we are subjected to significant penalties, fines or compliance costs.
Our acquisition strategy involves significant risks.
One of our business strategies is to pursue acquisitions. However, acquisitions involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, the potential unavailability of financial resources necessary to consummate acquisitions, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms; and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions. In addition, any future acquisitions may entail significant transaction costs, tax consequences and risks associated with entry into new markets and lines of business.

In addition to the risks involved in identifying and completing acquisitions described above, even when acquisitions are completed, integration of acquired entities can involve significant difficulties, such as:
•	unforeseen difficulties in the acquired operations and disruption of the ongoing operations of our business;

•	failure to achieve cost savings or other financial or operating objectives with respect to an acquisition;

•	strain on the operational and managerial controls and procedures of our business, and the need to modify systems or to add management resources;

•	difficulties in the integration and retention of customers or personnel and the integration and effective deployment of operations or technologies;

•	assumption of unknown material liabilities or regulatory non-compliance issues;

•	amortization of acquired assets, which would reduce future reported earnings;

•	possible adverse short-term effects on our cash flows or operating results; and

•	diversion of management’s attention from the ongoing operations of our business.
Failure to manage acquisition growth risks could have a material adverse effect on our results of operations and financial condition. There can be no assurance that we will be able to consummate any acquisitions, successfully integrate acquired entities, or generate positive cash flow at any acquired company.
There are significant risks associated with expansion projects that may prevent completion of those projects on budget and on schedule.
We have commenced or are evaluating the commencement of expansion projects at the East Dubuque Facility. See Item 8.01 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 5, 2011. Expansion projects of the scope and scale we are undertaking or may undertake in the future entail significant risks, including:
•	unforeseen engineering or environmental problems;

•	work stoppages;

•	weather interference;

•	unanticipated cost increases; and

•	unavailability of necessary equipment.
Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits and authorizations from regulatory authorities could increase the total cost, delay or prevent the construction or completion of an expansion project.
We cannot assure you that our expansion projects will commence operations on schedule or that the costs for the expansion projects will not exceed budgeted amounts. Failure to complete an expansion project on budget or on schedule may have a significant negative effect on us.
Expansion of our nitrogen fertilizer production capacity may reduce the overall demand for our existing nitrogen fertilizer products, and our new products may not achieve market acceptance.
To the extent we proceed with our expansion projects, we expect to increase our capacity to produce ammonia, urea and UAN and to install the equipment necessary to enable us to produce and sell diesel exhaust fluid, or DEF. Increased production of our existing nitrogen fertilizer products may reduce the overall demand for those products as a result of market saturation. We may be required to sell these products at lower prices, or may not be able to sell all of the products we produce. In addition, there can be no assurance that our new products will be well-received or that we will achieve revenues or profitability levels we expect. If we cannot sell our products or are forced to reduce the prices at which we sell them, this would have a material adverse effect on our results of operations and financial condition.
We depend on key personnel for the success of our business.
We depend on the services of our executive officers. The loss of the services of any member of our executive officer team could have an adverse effect on our business. We may not be able to locate or employ on acceptable terms qualified replacements for senior management or other key employees if our existing senior management’s or key employees’ services become unavailable.
A shortage of skilled labor, together with rising labor costs, could adversely affect our results of operations.
Efficient production of nitrogen fertilizer using modern techniques and equipment requires skilled employees. To the extent that the services of skilled labor becomes unavailable to us for any reason, including the retirement of experienced employees from our aging work force, we would be required to hire other personnel. We face hiring competition from our competitors, our customers and other companies operating in our industry, and we may not be able to locate or employ qualified replacements on acceptable terms or at all. If our current skilled employees retire and we are unable to locate or hire qualified replacements, or if the cost to locate and hire qualified replacements for retired employees increases materially, our results of operations could be adversely affected.

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